Exhibit 99.2 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 May 03, 2004

ZIONS BANCORPORATION ANNOUNCES ELECTION OF
STEVEN C. WHEELWRIGHT TO BOARD OF DIRECTORS

SALT LAKE CITY, May 03, 2004 – Zions Bancorporation (Nasdaq: ZION) announced today the election of Steven C. Wheelwright to its board of directors, filling a vacant position, the term of which expires in 2007.

Mr. Wheelwright, 60, is currently a Baker Foundation Professor at the Harvard Business School and the Senior Associate Dean, Director of Publications Activities. Mr. Wheelwright has served as the Edsel Bryant Ford Professor of Business Administration, Senior Associate Dean responsible for the MBA Program, and Senior Associate Dean and Director of Faculty Hiring and Planning. Mr. Wheelwright has authored or co-authored more than a dozen books on various aspects of business strategy and has been the vice president of sales in a family-owned printing company. He currently serves as the chairman of the board of HBS Publishing and is on the board of directors at both Quantum Corporation and O.C. Tanner Company.

Harris H. Simmons, chairman and chief executive officer of Zions Bancorporation, commented, “Steve Wheelwright is an expert in technology applications for businesses. He has a rich background in business and operations strategy, with a focus on improving product development capabilities. He will be a tremendous asset to our company.”

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates approximately 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The Company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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